EXHIBIT 10.13

Senior Management Annual Incentive Plan

2014/2015

Bonus Scheme Rules

(Group & Division)

1.	ELIGIBILITY

Country

Eligibility for a business/country senior management incentive plan should include the Managing Director/Country Manager plus their immediate management team as approved by the Alliance Healthcare Chief Executive in conjunction with the Divisional HR Director.

Division

Eligibility for a division senior management incentive plan should include the division head’s immediate management team as approved by the Alliance Healthcare Chief Executive in conjunction with the Divisional HR Director.

Group

Eligibility for participating in the plans for Group employees is restricted to Senior Group Employees plus other employees selected by the relevant Group Executive Director in conjunction with the Group HR Director on a discretionary basis.

2.	BONUS PLAN DESIGN

Bonuses will be calculated using the following formula and weight factors:

Total Bonus =	Business performance bonus	60% Weight
	+ Individual performance bonus	40% Weight

3.	PERFORMANCE MEASURES

The performance measures used reflect the specific priorities for this performance year and are also a selection of particular and relevant organisational unit measures.

The primary measures of business performance will be based on key criteria for each business, as defined in the annual budget.

For Business Performance objectives a separate and unit specific table is provided for each relevant organisational unit.

Individual Performance Rating from 5 to 1. An individual performance rating of 1 will result in no bonus. The ratings are as follows: 1 = Did not meet expectations on the most important objectives, 2 = Met expectations on most objectives, 3 = Met the objectives, 4 = Met the objectives and exceeded expectations on some objectives, 5 = Significantly exceeded expectations on the objectives.

The definitions will be used consistently across the business and are as per the group reporting system Cognos.

Individual performance will be based on the Alliance Boots Senior Management appraisal process and rating.

4.	SETTING TARGETED PAYMENTS

The aim of an annual incentive plan is to deliver a competitive bonus payment, compared to similar roles within the local market, for the achievement of a challenging performance target. It will be assumed that all approved targets include an appropriate degree of stretch. For details please see respective unit specific bonus table.

5.	MINIMUM THRESHOLD

Bonus payments in respect of each performance measure, either business or individual, should commence to accrue once an acceptable level of performance has been achieved. For example:

-	No bonus will be paid to individuals if the business performance for those businesses shown on the bonus schedule fail to reach the minimum threshold for bonus payments.

-	No bonus will be paid to individuals with a performance rating of 1.

-	Where an individual’s performance rating is 2, the Managing Director/Country Manager will have the discretion to recommend that the relevant business bonus should also be reduced by up to 50%.

-	Where an individual’s performance rating is 2, the Divisional Executive Director will have the discretion to recommend that the relevant divisional bonus should also be reduced by up to 50%.

-	Where an individual’s performance rating is 2, the Group Executive Director will have the discretion to recommend that the relevant group bonus should also be reduced by up to 50%.

6.	BONUSES AND COMPANY PENSION SCHEMES

Annual bonuses will not be pensionable.

7.	REVIEW AND APPROVAL PROCESS

Plans for each organisational unit will be approved by the relevant Executive Director in agreement with the Group Finance Director and the HR Director.

8.	ADMINISTRATION AND CONDITIONS FOR PAYMENT

•	The Plan will run for an accounting year (01.04.14-31.3.15). The Plan is discretionary and the Company reserves the right to withdraw or vary the Plan at the end of any review period. Participation in the Plan in any one year will be at the sole discretion of the relevant Executive Director.

•	Any payment under the Plan will be paid with the June payroll, after the results for the year have been confirmed.

•	At the discretion of the Executive Director new employees commencing during the year will be eligible to join the Plan on a pro-rata basis for whole months worked, provided they have commenced employment prior to 1 January 2015.

•	Individuals transferring to positions which are eligible for the Plan, or moving to positions covered by a different country or division or group scheme, will be eligible for a reward for the relevant position(s) on a pro-rata basis for whole months worked, provided they have worked for at least three months in the role. The subsequent reward will be based on the appropriate salary for each role carried out. If they have worked for less than three months in the new role, the full year’s award will be based on their previous role and salary.

•	Personal Bonuses will be prorated for any periods of paid or unpaid leave of absence, such as Parental Leave, Maternity Leave, Time off for family emergencies, sickness etc.

•	Participants leaving the Group’s employment, for any reason, before payment falls due, or employees under notice at that time, will forfeit any right to a bonus payment from the Plan. However, bonuses for members retiring or leaving the Group early due to ill-health retirement will be paid at the discretion of the Division Executive Director.

•	The relevant Executive Director reserves the right to exercise discretion in interpreting the rules of the Plan.